Exhibit 23.1

[Letterhead of Deloitte & Touche]






            Consent of Independent Auditors and Tax Advisors



            We consent to the incorporation by reference in this Registration Statement on Form S-8 (the "S-8") of our report dated August 15, 1997 on the consolidated financial statement of European Specialty Group GmbH and Subsidiaries appearing in Registration Statement No. 333-40341 on Form F-1 of ESG Re Limited (the "F-1") and the reference to our Firm under the heading "Experts" in the F-1. We also consent to the incorporation by reference in the S-8 of our opinion attached as an exhibit to the F-1 and the reference to our Firm under the heading "Certain Tax Considerations" in the F-1.

/s/ Deloitte & Touche Wirtschaftsprufungsgesellschaft

Deloitte & Touche
Wirtschaftsprufungsgesellschaft
Hamburg, Germany
January 5, 1998